                                   Exhibit 22

                              List of Subsidiaries

1.      Vans Far East Limited, a Hong Kong company
2.      Vans Footwear Limited, a United Kingdom company
3.      Vans Holland B.V., a Dutch corporation
4.      Vans Latinoamericana (Mexico), S.A. de C.V., a Mexican corporation
5.      Vans Brazil S.A., a Brazilian corporation
6.      Vans Uruguay S.A., a Uruguay corporation
7.      Vans Latin America, Inc., a Bahamas corporation
8.      Vans Footwear International, Inc., a California corporation
9.      Vans International, Inc., a Virgin Islands corporation
10.     Vans Argentina S.A., an Argentina corporation
11.     Global Accessories Limited, a United Kingdom company
12.     Switch Manufacturing, a California corporation